Exhibit 10.1

THIS AGREEMENT is made on the date mentioned below

BETWEEN:

(1)	Wilfried Vancraen, having his domicile at J. Van der Vorstlaan (LOO) 19, 3040 Huldenberg (“Wilfried Vancraen”);

(2)	Hilde Ingelaere, having her domicile at J. Van der Vorstlaan (LOO) 19, 3040 Huldenberg (“Hilde Ingelaere”); and

(3)	Lunebeke NV in formation, a company in formation (in accordance with section 2:2 of the Code of Companies and Associations (“CCA”)) (“Lunebeke”)

(together the “Indemnifying Parties” and each individually an “Indemnifying Party”);

AND

(4)

Ailanthus, a public limited liability company (naamloze vennootschap) incorporated under Belgian law, having its registered office at J. Van der Vorstlaan (LOO) 19, 3040 Huldenberg and registered with the Crossroads Bank for Enterprises under number 0461.745.338 (“Ailanthus”)

AND

(5)

Materialise, a public limited liability company incorporated under the laws of Belgium, having its registered office at Technologielaan 15, 3001 Leuven and registered with the Crossroads Bank for Enterprises under number 0441.131.254 (“Materialise” or “MTLS”).

Each also referred to separately as a “Party” and jointly as the “Parties”.

WHEREAS:

(A)

Wilfried Vancraen and Hilde Ingelaere together own all shares in Ailanthus. Wilfried Vancraen, Hilde Ingelaere and Ailanthus have submitted a request to the board of directors of Materialise to submit to the general shareholders’ meeting of Materialise the proposal to merge Ailanthus into Materialise in accordance with the merger proposal that has been published on behalf of Ailanthus and Materialise, respectively, in the Belgian Official Gazette of November 23rd 2020 (the “Proposed Merger”). The Proposed Merger would take place after a demerger of Ailanthus (as referred to in section 1.1 below) has been finally approved by the general shareholders’ meeting of Ailanthus.

(B)

In their request, Wilfried Vancraen, Hilde Ingelaere and Ailanthus indicated that they would compensate Materialise and its shareholders for any adverse consequences as a direct result of the Proposed Merger, if any, including the costs and expenses that Materialise will incur in connection with the Proposed Merger.

(C)	The purpose of this agreement is to set out the terms and conditions under which the Indemnifying Parties will provide such compensation.

THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Commitments

1.1

The Indemnifying Parties and Ailanthus undertake to implement the demerger in accordance with the demerger proposal that has been published on behalf of Ailanthus in the Belgian Official Gazette of November 23rd 2020 (the “Demerger”) and the Proposed Merger between Ailanthus and Materialise.

1.2

Ailanthus undertakes towards Materialise that prior to the Proposed Merger Ailanthus will not sell any of the 13.428.688 shares it holds in Materialise, nor will it grant any securities or other encumbrances on these shares nor will Ailanthus acquire any additional shares in Materialise.

1.3

Ailanthus undertakes towards Materialise that Ailanthus will, and Wilfried Vancraen and Hilde Ingelaere guarantee towards MTLS that Ailanthus will, pay, to the extent possible prior, to the Demerger having been finally approved by the general shareholders’ meeting of Ailanthus and Lunebeke (the “Demerger Deed Date”) (and therefore prior to the Proposed Merger):

(i)	all debts of Ailanthus that exist on or before the Demerger Deed Date, regardless whether such debts are due and payable on such date; and

(ii)	all debts for which, prior to the Demerger Deed Date, a creditor has or may have filed a claim against Ailanthus (or its legal successor, Materialise) or Lunebeke in court or through arbitration.

Wilfried Vancraen and Hilde Ingelaere will, in their capacity of shareholder or director of Ailanthus or otherwise, cause Ailanthus, to comply with the aforesaid undertakings.

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1.4

Without prejudice to any of Ailanthus’ obligations above, nor to Lunebeke’s obligations pursuant to the Demerger deed, Lunebeke undertakes towards Materialise that Lunebeke will, and Wilfried Vancraen and Hilde Ingelaere guarantee towards MTLS that Lunebeke will, to the extent possible immediately pay:

(i)

all debts of Ailanthus transferred to Lunebeke pursuant to the Demerger deed that would arise after the Demerger Deed Date but before publication in the Belgian Official Gazette of the extract of the Demerger deed; and

(ii)	all debts not paid by Ailanthus in accordance with its obligations above.

Wilfried Vancraen and Hilde Ingelaere will, in their capacity of shareholder or director of Lunebeke or otherwise, cause Lunebeke to comply with the aforesaid undertakings.

1.5

Lunebeke undertakes towards Materialise, in the event, and as long as, a creditor of Ailanthus or Lunebeke demands a security in accordance with section 12:15 of the CCA in relation to the Demerger or Proposed Merger, to provide such security or to pay the relevant claim, until the claim concerned would be definitively dismissed by the competent court.

Wilfried Vancraen and Hilde Ingelaere will, in their capacity of shareholder or director of Lunebeke or otherwise, cause Lunebeke to comply with the aforesaid undertakings.

1.6

The Indemnifying Parties agree that they will not have any recourse against Ailanthus (or its successors, including Materialise) in connection with any undertakings by Ailanthus pursuant to this agreement.

1.7

The Indemnifying Parties and Ailanthus jointly and severally agree with MTLS that the following documents will be submitted for prior approval by Materialise prior to their execution: (i) the drafts of the reports and other documentation to be submitted to the shareholders’ meeting of Ailanthus whether in relation to the Proposed Merger or the Demerger, (ii) the draft notarial deeds approving the Demerger and Proposed Merger, respectively, and (iii) any other documents that have to be disclosed by the Indemnifying Parties or Ailanthus in connection with the Demerger and Proposed Merger.

1.8

The Indemnifying Parties and Ailanthus jointly and severally agree with MTLS to (i) not make any changes to their request for a tax ruling in connection with the Demerger and the Proposed Merger as introduced on 13 November 2020 with the Office for Rulings in Fiscal Matters (Dienst Voorafgaande Beslissingen in Fiscale Zaken) (the “Ruling Request”) without the prior approval of MTLS (which approval will not be unreasonably withheld), (ii) to keep MTLS promptly informed of the comments, responses and decisions of the Office for Rulings in Fiscal Matters (Dienst Voorafgaande Beslissingen in Fiscale Zaken) in connection with the Ruling Request, Demerger and Proposed Merger, and (iii) to not take or allow any further action, responses or reactions with respect to the Ruling Request without the prior approval of MTLS (which approval will not be unreasonably withheld).

1.9

The Indemnifying Parties guarantee to Materialise that the Demerger balance sheet attached to the Demerger proposal is accurate in all material respects and in all respects with respect to those assets or liabilities that will remain with Ailanthus, including that either Ailanthus will have no liability whatsoever at the Demerger Deed Date either will guarantee payment of any liability which could not be settled before the demerger takes place..

Without prejudice to the generality of the foregoing, the Indemnifying Parties guarantee that prior to the Proposed Merger, Ailanthus will not be or become a party to any agreement or obligation that would not be transferred pursuant to the Demerger to Lunebeke.

2.	Indemnification

2.1	In general, the Indemnifying Parties undertake to indemnify Materialise for any losses or damages that Materialise would incur as a direct result of the Proposed Merger.

2.2	Without prejudice to the generality of the foregoing, the Indemnifying Parties undertake to:

(i)	indemnify Materialise for any losses or damages that Materialise may incur as a result of the failure by any Indemnifying Party to comply with any of its commitments in this agreement:

(ii)

indemnify Materialise for any losses or damages that Materialise may incur as a result of any of the undertakings or facts, matters or circumstances guaranteed by the Indemnifying Parties pursuant to this agreement not being fulfilled or, in relation to facts, matters or circumstances (for instance as set out in section 1.9), such acts, matters or circumstances being incorrect or inaccurate;

(iii)

indemnify Materialise for any losses or damages that Materialise would incur as a result of any joint liability (hoofdelijke aansprakelijkheid) that would be invoked against Materialise in accordance with section 12:17 of the CCA in relation to the Demerger (as successor to Ailanthus pursuant to the Proposed Merger);

(iv)

indemnify Materialise for any losses and damages that Materialise would incur as a result of any claim that would be filed against Materialise for the provision of a security or the payment of a claim in accordance with section 12:15 of the CCA in relation to the Demerger (as successor to Ailanthus pursuant to the Proposed Merger) or the Proposed Merger;

(v)	pay Materialise an amount in order to compensate Materialise for any tax losses carried forward of Materialise that would diminish as a result of the Proposed Merger;

(vi)

indemnify Materialise for any reasonable fees and expenses that Materialise may incur in connection with the Proposed Merger or Demerger (including external legal, tax or other counsel fees, fees of the notary public, of the statutory auditor, the organisation of the general shareholders’ meeting of Materialise in relation to the Proposed Merger, etc.) or any claim that is subject to indemnification by any Indemnifying Party under this agreement;

(vii)	indemnify Materialise for any losses and damages in connection with any claim by, or dispute with, the other shareholders of Materialise as direct result of the Proposed Merger; and

(viii)

reimburse and indemnify Materialise for any expenses related to the issuance and delivery of the new shares to be issued by Materialise as a result of the Proposed Merger, and the incorporation of these shares (if applicable) into the ADS program, the registration of these shares in accordance with financial legislation in the United States and the admission of these shares or ADSs to listing or trading on NASDAQ.

(ix)

comply with the conditions under which the tax ruling is granted and ensure, in so far as possible, that the tax ruling maintains its legal validity, and indemnify Materialise for any losses or damages which would result from the loss of the tax ruling, in so far as this loss would be attributable to the Indemnifying Parties.

2.3

The cancellation of the own Materialise shares acquired by Materialise pursuant to the Proposed Merger will tax wise result in the constitution of taxed reserves in capital/share premium (the “Taxed Reserves”) at the level of Materialise. A future distribution of those Taxed Reserves (for example in the event of a capital decrease or redemption of share premium) could tax wise lead to additional taxation for certain shareholders of Materialise.

In view thereof, the Indemnifying Parties undertake to indemnify the relevant shareholders of Materialise for any withholding tax that would be due in case of an aforementioned distribution but only to the extent that:

(i)

such withholding tax is effectively and definitely due (taking into account exemptions/reductions based on the Belgian and/or foreign legislation and/or a relevant double taxation treaty) and would not have been due, had the Proposed Merger not taken place; and

(ii)	such withholding tax cannot be credited by the relevant shareholder of Materialise.

(such withholding tax, the “Effectively Due Withholding Tax”).

In order to be entitled to such indemnification set out above, a shareholder of Materialise will need to provide proof to the Indemnifying Parties that (s)he

(i)	was a shareholder of Materialise before 30 April 2021 (e.g. by means of an excerpt from the custody account (effectenrekening)); and

(ii)	has indeed incurred the Effectively Due Withholding Tax. (e.g. by means of a tax return).

(such shareholder, a “Qualifying Shareholder”).

In order for a Qualifying Shareholder to make a claim under this section 2.3, the distribution of Taxed Reserves by Materialise should take place before 31 December 2030.

The Indemnifying Parties agree that Materialise will have the right (a) to inform its shareholders (including any Qualifying Shareholders) of the indemnification undertaking as set out in this section 2.3 at any time, including, more particularly, at the occasion of the distribution of Taxed Reserves by Materialise and (b) to withhold and pay any withholding tax which Materialise would be required to withhold in relation to such distribution.

The Indemnifying Parties agree that the indemnification undertaking as set out in this section 2.3 is undertaken by the Indemnifying Parties towards either Materialise or the Qualifying Shareholders (such Qualifying Shareholders as third party beneficiaries (derdebegunstigden) in accordance with article 1121 of the Belgian Civil Code, in respect of which such indemnification undertaking constitutes an irrevocable third party undertaking (beding ten behoeve van een derde) capable of acceptance by any Qualifying Shareholder at any time).

Without prejudice in any way to the undertaking as set out in this section 2.3, the Indemnifying Parties reserve the right to pay the indemnification either to Materialise (in favor of the relevant Qualifying Shareholder) or directly to the Qualifying Shareholders.

The Indemnifying Parties will, without prejudice in any way to the undertaking as set out in this section 2.3, propose to Materialise a means of indemnification, in the best interest of the Indemnifying Parties, whilst ensuring that the administrative burden on the part of Materialise is kept to a minimum.

3.	Gross-up

Any payments, of any nature whatsoever, that are to be made to Materialise or any Qualifying Shareholder pursuant to this agreement will be net of any taxation or withholding, in immediately available funds. In case any such payment is subject to any tax whatsoever in the hands of Materialise or the relevant Qualifying Shareholder, whether actually or through a decrease of tax deductible costs or expenses, tax losses or other tax deductions, such payment will be grossed-up by such amount as to ensure that after such tax there will be left with Materialise or the relevant Qualifying Shareholder an amount equal to the amount which would otherwise be payable under this agreement in the absence of such tax.

4.	Duration

This agreement will enter into force on the date of its execution. The agreement and the rights and obligations set out herein will expire on the 10th birthday of the Proposed Merger. However, Materialise and any Qualifying Shareholders will have the right to make claims against the Indemnifying Parties for a period of 10 years following the occurrence giving rise to the claim.

5.	General provisions

5.1	All obligations of the Indemnifying Parties under this agreement will be joint and several.

5.2

When using the words “will cause” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of sterkmaking, supplemented with a guarantee by the relevant Party for the due and timely execution of the relevant actions, unless expressly indicated otherwise.

5.3	In accordance with section 1122 of the civil code, the obligations of Fried Vancraen and Hilde Ingelaere will transfer to their legal successors.

5.4

The Indemnifying Parties will pay the amounts claimed by Materialise or any Qualifying Shareholder as soon as practically possible and in any event within 20 business days as from the date the request was made and the Qualifying Shareholder provides the proof as set out in article 2.3.

5.5	The Parties agree that this agreement will included in Materialise’s SEC filings and as such will be made public.

5.6	The Indemnifying Parties will have no obligation to indemnify Materialise or a Qualifying Shareholder in respect of any individual claim if such claim does not exceed EUR 100.

5.7

Except as expressly provided otherwise in this agreement, neither any failure nor any delay by any party in exercising any right, power or privilege under this agreement or any of the documents referred to in this agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

5.8	This agreement will be governed by and interpreted according to the laws of the Kingdom of Belgium.

5.9

In case of disputes arising hereunder, the Parties undertake to seriously pursue a reasonable amicable settlement. If notwithstanding such efforts, no amicable settlement can be reached, any dispute arising hereunder will be settled by the courts of Brussels, Belgium.

Executed in two original copies, with one copy for Materialise, and one for Wilfried Vancraen, Hilde Ingelaere, Ailanthus and Lunebeke together.

/s/ Hilde Ingelaere	/s/ Wilfried Vancraen
Hilde Ingelaere	Wilfried Vancraen

For Ailanthus,

/s/ Hilde Ingelaere	/s/ Wilfried Vancraen
Hilde Ingelaere Managing director	Wilfried Vancraen Managing director

For Lunebeke, a company in formation in accordance with section 2:2 of the CCA

/s/ Hilde Ingelaere	/s/ Wilfried Vancraen
Hilde Ingelaere	Wilfried Vancraen

For Materialise,

/s/ Peter Leys	/s/ Johan De Lille
Peter Leys Executive chairman of the board of directors	A Tre C CVOA represented by Johan De Lille Director